UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF COLUMBIA

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SECURITIES AND EXCHANGE COMMISSION,       :
                                          :
                             Plaintiff,   :
                                          :
                                          :        Civil Action
                       v.                 :        No. 89-1854 (RCL)
                                          :
                                          :
PAUL A. BILZERIAN, et al.,                :
                   -- ---                 :
                                          :
                             Defendants.  :
                                          :
----------------------------------------  :

          FINAL JUDGMENT BY CONSENT AGAINST TERRI L. STEFFEN, OVERSEAS
               HOLDING LIMITED PARTNERSHIP, OVERSEAS HOLDING CO.,
           BICOASTAL HOLDING CO., THE PAUL A. BILZERIAN AND TERRI L.
          STEFFEN 1994 IRREVOCABLE TRUST, LOVING SPIRIT FOUNDATION AND
                                PUMA FOUNDATION

         The Court having entered judgment in favor of the Securities and Exchange Commission (the "Commission") against Paul A. Bilzerian ("Bilzerian") on January 28, 1993, and June 25, 1993, ordering him to disgorge $33,140,787.07 in unlawful profits and $29,196,812.46 in prejudgment interest (the `Disgorgement Judgment"); found Bilzerian in contempt of the Disgorgement Judgment on August 21, 2000 and January 12, 2001; appointed Deborah Meshulam as Receiver for the assets of Paul A. Bilzerian by order of December 22, 2000 as amended March 1, 2001; granted motions to intervene made by Terri L. Steffen, Overseas Holding Limited Partnership ("OHLP") Bicoastal Holding Co. ("Bicoastal"), and Loving Sprit Foundation on April 5, 2001; acknowledged the appearance by Overseas Holding Co. ("OHC") (OHLP, Bicoastal and OHC being referred to as the "Entities") by order of June 8, 2001; found Paul A. Bilzerian has an

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interest in assets held by some or all of the foregoing, as well as in assets held by some or all of the following; Paul A. Bilzerian and Terri L. Steffen Revocable Trust of 1995 (the "1995 Trust"), the Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust (the "1994 Trust"), and Puma Foundation ("Puma") (Loving Sprit and Puma being referred to as the "Foundations"); entered various orders exerting jurisdiction over the property that is subject to this Final Judgment;

         Steffen, OHLP, OHC, Bicoastal, Loving Sprit, Puma and the 1994 Trust having entered into the attached Consent and Undertakings ("Consent"), which is hereby incorporated by reference as if fully set forth herein, and having entered a general appearance, waived the entry of findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, and consented to entry of this Final Judgment; the Commission having filed a motion seeking approval of the Consent and the entry of this Final Judgment; due notice having been given to all interested parties, including the Internal Revenue Service; the parties having been heard hereon; and it appearing that this Court has jurisdiction over them pursuant to Section 27 of the Securities Exchange Act of 1934, and 28 U.S.C. 754, as well as over the subject matter hereof, and the Court being fully advised in the premises; IT IS HEREBY ORDERED, ADJUDGED AND
DECREED:

                                       I.

         The Court hereby finds that, pursuant to the Consent, Steffen or OHLP has 50% interest and the Receivership Estate has a 50% interest in the real property located at 16229 Villareal de Avila, Tampa, Hillsborough County, Florida, 33613 (the "Tampa Property"). The Court impresses a judicial lien upon the Tampa Property in favor of the

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Receivership, and orders Steffen, OHLP and OHC to execute a Non-Taxable
Agreement Not to Encumber or Transfer Property in the form described in the annexed Consent and Exhibit A thereto. The Tampa Property shall be sold in accordance with the Joint Marketing Agreement annexed under seal as Exhibit B to the Consent, and 50% of the net proceeds shall be delivered to the Receiver and 50% of the net proceeds shall be delivered to Steffen or OHLP at the time of the closing of a sale of the Tampa Property. The judicial lien will thereupon be satisfied. The Court ratifies and approves the Joint Marketing Agreement and the Agreement Not to Encumber or Transfer Property in all respects and authorizes the parties thereto to comply with the provisions thereof, including those provisions of the Joint Marketing Agreement authorizing the sale of the Tampa Property and authorizing Deborah R. Meshulam as Receiver to execute a deed of conveyance to effectuate the sale of the Tampa Property. The Clerk of the Court is authorized and directed to transfer to the Stichter, Riedel, Blain & Prosser, P.A., Escrow Account the sum of Fifty Thousand Dollars ($50,000) held in the registry of the Court in accordance with the Joint Marketing Agreement. The Escrow Agreement between the parties and Stichter, Riedel, Blain & Prosser, P.A. is likewise ratified and approved.

                                      II.

         Steffen, OHLP, and Bicoastal shall disgorge, transfer, or turn over to the Receiver all right, title and interest in the following assets now held in the registry of the Court: (1) 50% of the net funds (after deducting the $50,000 amount escrowed with Stichter, Riedel, Blain & Prosser, P.A.) from Wells Fargo bank accounts nos. 0744079005, 0495657629, and 0495657777 currently held in the Registry of the Court (the "Wells Fargo Accounts"), plus the additional sum of $336.19 as reimbursement for costs of


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bringing the Entities into good standing; (2) 3,180,000 shares of Cimetrix stock; and (3) $110,000 face value Cimetrix senior notes and 110 warrants. The 1994 Trust shall transfer or disgorge to the Receiver all rights, title and interest in 665,000 shares of Cimetrix stock now held in the Registry of this Court and titled in the name of The 1994 Trust. Steffen, OHLP, OHC, Bicoastal and the 1994 Trust shall execute the documents transferring title to the securities to the Receiver referred to in the Consent or that are otherwise necessary to effect a transfer of title.

                                      III.

         OHLP shall transfer to the Receiver all right, title and interest in:


               That part of Government Lot 5, Section 5, Township 137 North, Range 27 West, Crow Wing County, Minnesota, described as follows: Commencing at the intersection of the centerline of County State Aid Highway 66 and the South line of the North 200.00 feet of said Government Lot 5 and assuming the North line of Government Lot 5 bears South 84 degrees 40 minutes 14 seconds East; thence South 03 degrees 31 minutes 18 seconds East along said centerline 169.78 feet to the point of beginning of the parcel to be herein described; thence North 88 degrees 39 minutes 47 seconds West 83.77 feet; thence North 26 degrees 21 minutes 58 seconds West
               39.22 feet; thence South 80 degrees 03 minutes 13 seconds West 116 feet, more or less, to the shoreline of Loon Lake; thence Southeasterly along said shoreline to the intersection with the South line of the North 490,00 feet of said Government Lot 5; thence South 84 degrees 40 minutes 14 seconds East along said South line 172 feet, more or less to the point of beginning.

(the "Minnesota Lot") and shall execute the deed transferring title to the Receiver that is attached as Exhibit "C" to the Consent, together with all documents necessary to effect to transfer.

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                                  IV.

         OHLP shall transfer to the Receiver all right, title and interest in the $1,000,000 Note and Stock Pledge Agreement given by Ernest Haire III to OHLP (and related instruments) (the "Haire Note"), provided that OHLP shall have a right to receive 30% of the proceeds from the note pursuant to the procedures set forth in the Consent and related documents. OHLP shall transfer the collateral securing the note to the Receiver. The Court approves the transfer of the Haire Note and authorizes the parties to comply with the terms thereof.

                                       V.

         The Court having received a certification by the Receiver that all parties, including Steffen, the Entities, the Foundations, The 1994 Trust, and the Receiver have (i) executed and placed in escrow with Piper, Marbury, Rudnick & Wolf ("PMRW") all documents required by the Consent, including those necessary to transfer title to the assets and those necessary to grant the irrevocable proxy described below, and (ii) executed and placed in escrow with PMRW releases of the persons and entities set forth in the annexed Consent, the Court authorizes and directs PMRW to forthwith deliver the documents from escrow to the appropriate parties as set forth in the escrow agreement. The Clerk is directed to forthwith transfer 50% of the net funds in the Wells Fargo Accounts, less the amount of $336.19 used to bring the Entities into good standing to Steffen, Bicoastal, or OHLP, as the case may be, free and clear of all claims, interests or rights of the Receiver, the Commission, HSSM, or anyone claiming by or through them. As soon as practicable thereafter, 1,648,500 shares of Cimetrix stock held in the Registry of the Court shall be released to the 1994 Trust, except that the 1,648,500 shares of

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Cimetrix stock shall be subject to an irrevocable proxy in favor of the Receiver until and unless it is disposed of in an arms-length transaction as provided in the Consent and annexed documents. The freeze on the assets of OHLP, OHC, Bicoastal, Steffen, the 1995 Trust and the 1994 Trust is hereby lifted, and all claims, causes of action, suits and judgments of the Receiver or the Commission against Steffen, the Entities, the Foundations, The 1994 Trust, Dan Bilzerian, Harry Steffen, and Lois Steffen, and against their successors, assigns, heirs, estates, executors, administrators, agents, attorneys, and other representatives are deemed to be satisfied, paid in full and discharged, except as to undisclosed assets not known to the Commission or the Receiver in which Bilzerian has an interest, or that were owned by Steffen or the Entitles as of the date hereof pursuant to Paragraph 10 infra and as to claims of future default or breach of the obligations set forth in this Judgment, the Consent and annexed documents. All parties, shall be responsible for any future breaches of obligations imposed upon them by the Consent, the Judgment, and related or annexed documents, but only to the extent set forth therein. The clerk is directed to redeliver funds in Wells Fargo Accounts 6945491199 and 6905181540 to Dan Bilzerian and Gary Marinin, respectively. All assets (a) retained by Steffen or the Entitles as provided herein, or (b) which have been disclosed by Steffen, the Entitles, and the 1994 Trust to the Receiver or the Commission that are not specifically dealt with or mentioned in this Judgment (including without limitation, the Minnesota house, which is adjacent to the Minnesota lot, tangible personal property, a $100,000 debt payable to Bicoastal from Ernest B. Haire, III, and certain claims, interests, and causes of action) and the proceeds from the sale or disposition of such assets, shall be retained by them and their successors, assigns, heirs, estates, executors, and administrators free and clear of

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any claims, causes of action, suits or judgments of the Receiver, the
Commission, and all persons claiming by or through them (whether now existing or hereafter arising), including any and all efforts to collect the Disgorgement Judgment and/or other claims, demands, causes of action, suits or judgments against Mr. Bilzerian from such asset or their proceeds. No funds, securities or other assets deposited by or on behalf of Ernest B. Haire III, or on account of his indebtedness to OHLP, are affected by this Final Judgment, except as may be provided in the assignment of the Haire note referred to in the Consent and the related documents.

                                      VI.

         Until ninety-one (91) days after the Receiver has certified to this Court that all transactions set forth in this Judgment and annexed Consent have closed, OHLP, OHC, and Bicoastal are enjoined from filing for bankruptcy without leave of this Court. Steffen is permanently enjoined from restructuring the obligations to the Receiver arising from this Judgment and the annexed Consent or from opposing any attempt by the Receiver to lift any applicable bankruptcy stay to enforce the Receiver's rights under this Judgment and annexed Consent. Steffen is further ordered to exercise her rights as a settlor and beneficiary of the 1995 Trust (without incurring cost or liability to herself) to prevent the 1995 Trust from (i) interfering with consummation of the obligations arising from this Judgment and annexed Consent, (ii) interfering with this Court's exclusive jurisdiction over it or (iii) commencing any action or proceeding in any forum against any Released Party as that term is defined in the annexed Consent.

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                                      VII.

         The Internal Revenue Service ("IRS") having been given notice of the proposed disposition of the assets of the Foundations and an opportunity to object and assert any claim it may have thereto, the Court finds:

         A certification having been filed by or on behalf of Steffen that the Internal Revenue Service received notice of the proposed entry of this Judgment and has consented thereto, the assets of Loving Sprit Foundation and Puma Foundation shall be released to The Salvation Army and the freeze on their assets shall be lifted for the sole purpose of effecting such transfer. This transfer shall be in full settlement and satisfaction of all claims of the IRS against Loving Spirit Foundation, the Puma Foundation, and Bilzerian and Steffen related to transactions of or with the Loving Spirit Foundation or the Puma Foundation.

         OR

         The IRS having failed to consent, the assets of the Foundations will remain frozen for a period of sixty (60) days. The Receiver, the Foundations and Steffen shall have sixty (60) days from the date of entry of this Judgment to negotiate a consensual disposition of the Foundations' assets and satisfaction of any and all IRS claims against the Foundations, Bilzerian and Steffen related thereto. For good cause, any party may seek a reasonable extension of this period, not to exceed any additional sixty (60) days. In the event a consensual resolution is reached by the Receiver, the Foundations, the IRS, and Steffen, the assets of the Foundations shall be disposed of in accordance therewith, upon approval by this Court. In the event that a consensual resolution is not reached, the Foundations' assets will be unfrozen to enable the Foundations to deal with the IRS

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claims in accordance with applicable law, and any Foundation assets in the
Registry of the Court shall be disbursed by the Clerk to bona fide accounts at financial institutions established by the Foundations in accordance with directions from the Foundations' independent counsel engaged to represent them in connection therewith. Steffen will serve the Receiver with quarterly reports as to the disposition of the Foundation's assets until such time as all IRS claims relating to the Foundations are resolved. Should such IRS proceedings result in a finding that the assets of either Foundation belong in whole or in part to Bilzerian, any such assets will be disgorged to the Receiver to the extent of Bilzerian's ownership interest, net of the IRS claim.

                                     VIII.

         Pursuant to its authority to enforce the Disgorgement Judgment, this Court hereby divests Paul A. Bilzerian of any and all interest, right, title and claim to the assets subject to this Judgment and annexed Consent. Paul A. Bilzerian shall have no claim against any party, its attorneys or agents, arising from this Judgment and annexed Consent. He is hereby enjoined from interfering in any manner, directly or indirectly, through the Entities, Foundations, the 1994 Trust, the 1995 Trust or otherwise, with the performance by the parties to the Consent of their obligations thereunder, the enforcement of this Judgment and the Consent, or the exclusive jurisdiction of the Court thereover.

                                      IX.

         The Court hereby finds that the terms of the Consent are fair to all parties affected thereby, including but not limited to the beneficiaries of the 1994 Trust.

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                                       X.

         The Court's acceptance of the terms of the Consent and its finding of fairness being conditioned on the truthfulness and accuracy of the financial disclosures made in accordance therewith, if the Commission or the Receiver subsequently discovers the existence of assets not now known to either of them in with Bilzerian has an interest, or that were owned by Steffen or the Entities as of the date hereof that should have been, but were not disclosed to them in accordance with the terms of the Consent, any such assets will be forfeited and disgorged to the Receiver.

                                       XI.

         Steffen and the Entities having disgorged or transferred assets to the Receiver, the Court finds Steffen and the Entities have purged Bilzerian's contempt for the purposes of this contempt proceeding initiated in November 1998, finds that Bilzerian is not a flight risk, and orders that he be released from incarceration forthwith.

                                      XII.

         The Clerk shall in the future disburse funds from the Registry of the Court upon the filing in this case of a Praecipe executed by the Receiver. No further Court order shall be required with respect to such expenditures. The funds shall be disbursed to the person or entity specified by the Receiver in such Praecipe.

                                     XIII.

         The provisions of the Consent and annexed exhibits, which are incorporated by reference, are hereby made orders of this Court. The parties shall perform their obligations. The Court retains exclusive jurisdiction over enforcement of this Judgment, the Disgorgement Judgment, and over the Receivership Estate. The Receivership Orders

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and this Court's July 5 and July 19, 2001 Orders enjoining Paul A. Bilzerian from challenging the orders of this Court or its exclusive jurisdiction over the Receivership Estate except in properly noticed appeals shall remain in full force and effect.

DATED:   1-16-02                              /s/ Royce C. Lamberth
       -----------                         -------------------------------------
                                           Hon. Royce C. Lamberth
                                           United States District Judge













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